Filed Pursuant to Rule 424(b)(3)
Registration Number 333-125479
Direct Stock Purchase and Dividend Reinvestment Plan
7,000,000 Shares
Luminent Mortgage Capital, Inc.
Please read this prospectus carefully before investing and
retain it for your future reference.

       We are offering existing holders of our common stock and new investors the opportunity to participate in our Direct Stock Purchase and Dividend Reinvestment Plan. The Plan is designed to be a convenient and economical method for existing stockholders to increase their holdings of our common stock and for new investors to make an initial investment in our common stock. Our stock is listed on the New York Stock Exchange, or NYSE.
      If you are an existing holder of our common stock, you may elect to have all or a portion of your cash dividends automatically invested in additional shares of our common stock at a discount that may range from 0% to 2% from the market price, as determined by us.
      If you are either an existing holder of our common stock or a new investor, you may also purchase shares of our common stock with optional cash payments of $100 to $10,000 per month at a discount that may range from 0% to 5%, as determined by us each month. Upon our approval of a request for waiver, you may also invest optional cash payments in excess of the $10,000 monthly limit.
      Also, with respect to shares of our common stock purchased in the open market under the Plan, we will pay brokerage commissions, so long as the combined discount and brokerage commissions do not exceed 5% of the sum of the fair market value of our common stock on the date of purchase plus the brokerage commission, if any, paid on your behalf.
      Holders of our common stock who do not elect to reinvest their dividends will continue to receive cash dividends by check as and when such dividends are declared and paid.
      You should consider carefully the risk factors included in and incorporated by reference into this prospectus before enrolling in the Plan. The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities issued under the Plan or have determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      Our principal executive offices are located at 909 Montgomery Street, Suite 500, San Francisco, California 94133.

The date of this Prospectus is June 29, 2005.

SUMMARY
      The following summary description of our Direct Stock Purchase and Dividend Reinvestment Plan is qualified by reference to the full text of the Plan which appears in this prospectus. Capitalized terms have the meanings given to them in the Plan.

Our Company	We were incorporated in April 2003 to invest primarily in U.S. agency and other highly-rated, single-family, adjustable-rate, hybrid adjustable-rate and fixed-rate mortgage-backed securities, which we acquire in the secondary market. Our strategy is to acquire mortgage-related assets, finance these purchases in the capital markets and use leverage in order to provide an attractive return on stockholders’ equity. Through this strategy, we seek to earn income, which is generated from the spread between the yield on our earning assets and our costs, including the interest cost of the funds we borrow.

We recently announced an expansion of our business strategy under which we will purchase mortgage loans and then securitize those loans in an effort to provide spread income over the life of the securitization that will reduce our sensitivity to interest rates.

Our REIT Status	We are taxed under the Internal Revenue Code of 1986, as amended, or the Code, as a real estate investment trust, or REIT. As such, we are not required to pay corporate income taxes on the REIT taxable income that we distribute to stockholders as dividends. We pay corporate income taxes on REIT taxable income that we retain (i.e., that portion of our REIT taxable income that we do not distribute as dividends), which is limited to 10% of our annual REIT taxable income, and we also pay corporate income taxes on income we earn in our taxable (i.e., non-REIT) subsidiaries.

Purposes of the Plan	The purpose of the Plan is to provide our existing stockholders and interested new investors with a convenient and less costly method of purchasing shares of our common stock and investing all or a percentage of their cash dividends in additional shares of our common stock. The Plan can also provide us with a means of raising additional capital through the direct sale of our common stock.

Source of Purchase of Shares	Shares of our common stock purchased through the Plan will be supplied, at our discretion, either directly from us as newly issued shares or via purchases by us of our common stock on the open market or through privately negotiated transactions, or by a combination of such purchases.

Investment Options	You may choose from the following options:

Full Dividend Reinvestment: The Plan Administrator will apply all cash dividends relating to all shares of our common stock registered in your name and all cash dividends on all shares held for you under the Plan, together with Optional Cash Payments, toward the purchase of additional shares of our common stock.

Partial Dividend Reinvestment: The Plan Administrator will apply the cash dividends on a percentage of common shares registered in your name specified by you to purchase additional shares of our common stock. The Plan Administrator will pay the dividends relating to the remaining shares of our common stock to you in cash.

All Dividends Paid in Cash: Unless you elect to reinvest your dividends in whole or in part, you will continue to receive cash dividends on shares of our common stock registered in your name in the usual manner. You may make Optional Cash Payments to invest in additional shares of our common stock, subject to monthly minimums and maximums.

You may change your investment options at any time by requesting a new enrollment form from the Plan Administrator and returning it to the Plan Administrator. Dividends paid on all shares of our common stock acquired under and held in the Plan will be automatically reinvested in additional shares of our common stock, unless otherwise requested.

Withdrawal	You may withdraw from the Plan with respect to all or a portion of the shares held in your Plan account at any time by notifying the Plan Administrator in writing.

Optional Cash Payments	Each Optional Cash Payment is subject to a minimum per month purchase of $100 and a maximum per month purchase limit of $10,000. Optional Cash Payments in excess of $10,000 require our prior approval.

Threshold Price	When pre-approved Optional Cash Payments in excess of $10,000 are being used to purchase our common stock from us, rather than in the open market, we may establish a Threshold Price, which is a stated dollar amount that the average of the high and low trading prices of the shares of our common stock on the New York Stock Exchange during the Pricing Period must equal or exceed. Your investment will be reduced, and a proportional amount of your Optional Cash Payment will be returned to you, without interest, for each trading day on which our common stock does not trade at or above the Threshold Price.

Cash Discounts	Each month, we may establish a discount between 0% and 5% from the Market Price applicable to Optional Cash Payments. The discount may vary each month but once established will apply uniformly to all purchases made using Optional Cash Payments during that month. With respect to our common stock purchased with reinvested dividends, we may establish a discount between 0% and 2% from the Market Price.

Investment Date	With respect to dividend reinvestment:

The Investment Date will be (i) if shares are acquired directly from us, the dividend payment date authorized by our board of directors, or (ii) in the case of open market purchases, the date or dates of actual investment, but no later than 10 business days following the dividend payment date.

With respect to Optional Cash Payments of up to $10,000:

The Investment Date is generally on or about the 21st day of each month or, in the case of open market purchases, such day or days between the 21st and the next 10 business days thereafter, as market conditions permit. However, we may establish other Investment Dates as provided in the Plan.

Market Price	With respect to Optional Cash Payments in excess of $10,000 for which a waiver has been granted:

The Investment Date is generally the first business day after the last day of the applicable Pricing Period. A Pricing Period is generally a period of 10 consecutive trading days but can be set to other periods by us.

Whether the shares are acquired directly from us or on the open market, they will be purchased for the Plan at the applicable discount from the Market Price. In no event shall the price paid be less than the Minimum Price, which is 95% of the sum of the fair market value of our common stock on the date of purchase plus brokerage commissions, if any, paid by us.

The Market Price, in the case of shares purchased directly from us, will be the average of the daily high and low sales prices, computed to four decimal places, of our common stock on the NYSE or other applicable securities exchange, as reported in The Wall Street Journal on the Investment Date.

In the case of shares purchased on the open market, the Market Price will be the weighted average of the actual prices paid, computed to four decimal places, for all of our common stock purchased by the Plan Administrator with all Participants’ reinvested dividends and Optional Cash Payments for the related month.

Expenses	With respect to shares of our common stock purchased directly from us from reinvested dividends or Optional Cash Payments, we will pay expenses incurred in connection with such purchases. With respect to shares of our common stock purchased in the open market, we will also pay brokerage commissions so long as the combined discount and brokerage commissions do not exceed 5% of the sum of the fair market value of our common stock on the date of purchase plus the brokerage commissions, if any, paid on your behalf. We will pay all other costs of administering the Plan.

If you request that the Plan Administrator sell all or any portion of your shares, you must pay a nominal fee per transaction to the Plan Administrator, any related brokerage commissions and applicable stock transfer taxes.

No Interest Pending Investment	No interest will be paid on cash dividends or Optional Cash Payments pending investment or reinvestment under the terms of the Plan.

Amount Offered	This prospectus is part of a registration statement under which we have registered 7,000,000 shares of our common stock authorized to be issued under the Plan. Because we expect to continue the Plan indefinitely, we expect to authorize for issuance and register under the Securities Act additional shares from time to time as necessary for purposes of the Plan and may otherwise amend the Plan.

CAUTIONARY STATEMENT
      This prospectus and the documents incorporated by reference herein contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in this prospectus, or in documents incorporated by reference in this prospectus, under the caption “Risk Factors.” Other risks, uncertainties and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by us with the Securities and Exchange Commission, or SEC, including Forms 10-Q and 10-K.
      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events mentioned, discussed in or incorporated by reference into this prospectus might not occur. Accordingly, our actual results may differ from our current expectations, estimates and projections.
      Our forward-looking statements are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to us. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us, that might cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from expectations are:

•	interest rate mismatches between our mortgages and mortgage-backed securities and the borrowings we use to fund our purchases of such mortgage securities;

•	changes in interest rates and mortgage prepayment rates;

•	our ability to obtain or renew sufficient funding to maintain our leverage strategies;

•	potential impacts of our leveraging policies on our net income and cash available for distribution;

•	our limited operating history and the limited experience of Seneca Capital Management LLC, or Seneca, our management company, in managing a REIT;

•	the ability of our board of directors to change our operating policies and strategies without stockholder approval or notice to you;

•	effects of interest rate caps on our mortgages and adjustable-rate and hybrid adjustable-rate mortgage-backed securities;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	the fact that our manager, Seneca, could be motivated to recommend riskier investments in an effort to maximize its incentive compensation under its management agreement with us;

•	potential conflicts of interest arising out of our relationship with Seneca, on the one hand, and Seneca’s relationships with other third parties, on the other hand;

•	our ability to invest up to 10% of our investment portfolio in lower-credit quality mortgage-backed securities that carry an increased likelihood of default or rating downgrade relative to investment-grade securities; and

•	your inability to review the assets that we will acquire with the net proceeds of any securities we offer.

RISK FACTORS
      You should carefully consider the risk factors that could cause our results to differ from expectations and other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement before deciding to purchase shares of our common stock.
      We include risk factors in our periodic reports filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors set forth in our most recent Form 10-K annual report and subsequent Form 10-Q quarterly reports are incorporated by reference. See “Incorporation of Important Information by Reference.” Our Form 10-Q for the quarter ended March 31, 2005 included risk factors relating to the following topics:
Risks Related to Our Business

•	Interest rate mismatches between our mortgages and mortgage-backed securities and the borrowings used to fund our purchases of mortgages and mortgage-backed securities might reduce our net income or result in losses during periods of changing interest rates.

•	Increased levels of prepayments on our mortgages and the mortgages underlying our mortgage-backed securities might decrease our net interest income or result in a net loss.

•	We depend on short-term borrowings to purchase mortgage-related assets and reach our desired amount of leverage. If we fail to obtain or renew sufficient funding on favorable terms or at all, we will be limited in our ability to acquire mortgage-related assets, which will harm our results of operations.

•	Our leverage strategy increases the risks of our operations, which could reduce our net income and the amount available for distributions or cause us to suffer a loss.

•	We may incur increased borrowing costs related to repurchase agreements that would harm our results of operations.

•	We have only been in business since June 2003 and our implementation of our operating policies and strategies may not continue to be successful.

•	Our board of directors may change our operating policies and strategies without stockholder approval or prior notice and such changes could harm our business and results of operations and the value of our stock.

•	We depend on our key personnel, and the loss of any of our key personnel could severely and detrimentally affect our operations.

•	Competition might prevent us from acquiring mortgage-backed securities at favorable yields, which would harm our results of operations.

•	Interest rate caps related to our mortgages and mortgage-backed securities may reduce our net income or cause us to suffer a loss during periods of rising interest rates.

•	We might experience reduced net interest income or a loss from holding fixed-rate investments during periods of rising interest rates.

•	We might not be able to use derivatives to mitigate our interest rate and prepayment risks.

•	We may enter into ineffective derivative transactions or other hedging activities that may reduce our net interest rate spread or cause us to suffer losses.

•	An increase in interest rates might adversely affect our book value.

•	We may invest in leveraged mortgage derivative securities that generally experience greater volatility in market prices, and thus expose us to greater risk with respect to their rate of return.

•	Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, we might be compelled to liquidate particular assets at inopportune times and at disadvantageous prices.

•	Because the assets that we acquire might experience periods of illiquidity, we might be prevented from selling our mortgage-related assets at opportune times and prices.

•	We remain subject to losses despite our strategy of investing in highly-rated mortgage-backed securities.

•	Our investment guidelines permit us to invest up to 10% of our assets in unrated mortgage-related assets and mortgage-backed securities rated below investment-grade, which carry a greater likelihood of default or rating downgrade than investments in investment-grade mortgage-backed securities and may cause us to suffer losses.

•	Our use of repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or any of our lenders file for bankruptcy.

•	Defaults on the mortgage loans we hold or underlying our mortgage-backed securities may reduce the value of our investment portfolio and may harm our results of operations.

•	Decreases in the value of the property underlying our mortgages and mortgage-backed securities might decrease the value of our assets.

•	Insurance will not cover all potential losses on the underlying real property and the absence thereof may harm the value of our assets.

•	Distressed mortgage loans have a higher risk of future default.

•	Subordinated loans on real estate are subject to higher risks.
Risks Related to Seneca

•	We pay Seneca incentive compensation based on our portfolio’s performance. This arrangement may lead Seneca to recommend riskier or more speculative investments in an effort to maximize its incentive compensation.

•	Because Seneca is entitled to a significant fee if we terminate the management agreement, economic considerations might preclude us from terminating the management agreement in the event that Seneca fails to meet our expectations.

•	Seneca’s liability is limited under the management agreement, and we have agreed to indemnify Seneca against certain liabilities.

•	Seneca might allocate mortgage-related opportunities to other entities, and thus might divert attractive investment opportunities away from us.

•	Seneca may render services to other mortgage investors, which could reduce the amount of time and effort that Seneca devotes to us.

•	Seneca has significant influence over our affairs, and might cause us to engage in transactions that are not in our or our stockholders’ best interests.

•	Seneca has limited experience managing a REIT and we cannot assure you that Seneca’s past experience will be sufficient to manage our business as a REIT successfully.

•	Investors may not be able to estimate with certainty the aggregate fees and expense reimbursements that will be paid to Seneca under the management agreement and the cost-sharing agreement due to the time and manner in which Seneca’s incentive compensation and expense reimbursements are determined.

Legal and Tax Risks

•	If we are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

•	Complying with REIT requirements might cause us to forego otherwise attractive opportunities.

•	Complying with REIT requirements may limit our ability to hedge effectively.

•	Complying with the REIT requirements may force us to borrow to make distributions to our stockholders.

•	Complying with the REIT requirements may force us to liquidate otherwise attractive investments.

•	Failure to maintain an exemption from the Investment Company Act would harm our results of operations.

•	Misplaced reliance on legal opinions or statements by issuers of mortgage-backed securities could result in a failure to comply with REIT income or assets tests.

•	One-action rules may harm the value of the underlying property.

•	We may be harmed by changes in various laws and regulations.

•	We may incur excess inclusion income that would increase the tax liability of our stockholders.
Risks Related to Investing in Our Securities

•	We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our stockholders in the future.

•	Our declared cash distributions may force us to liquidate mortgage-backed securities or borrow additional funds.

•	Future offerings of debt securities by us, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may harm the value of our common stock.

•	Changes in yields may harm the market price of our common stock.

•	The market price and trading volume of our common stock may be volatile.

•	Issuance of large amounts of our stock could cause our price to decline.

•	Restrictions on ownership of a controlling percentage of our capital stock might limit your opportunity to receive a premium on our stock.

•	Broad market fluctuations could harm the market price of our common stock.

•	Certain provisions of Maryland law and our charter and bylaws could hinder, delay or prevent a change in control of our company.

•	The market price of our common stock may be adversely affected by future sales of a substantial number of shares of our common stock by our existing stockholders in the public market or the availability of such shares for sale.

•	Terrorist attacks and other acts of violence or war may affect the market for our common stock, the industry in which we operate and our operations and profitability.

Risks Related to this Offering

The actual price paid for shares acquired under the Plan may be higher than the discounted price determined using the Market Price formula.
      Our Plan includes a requirement that all investments be made at a price that is at least equal to 95% of the sum of the fair market value of our stock on the Investment Date plus the brokerage commissions, if any, paid on your behalf. If the value of our stock on the Investment Date significantly exceeds the value of our stock determined using the Market Price formula, the price paid under the Plan will be increased to ensure compliance with this requirement. The minimum pricing requirement is included in the Plan in order to ensure compliance with certain tax rules applicable to REITs. Under those rules, in order to maintain the deductibility of our dividends, the value of the discount we grant cannot exceed 5% of the sum of the fair market value of our shares on the Investment Date plus the brokerage commissions, if any, paid on your behalf.
      Your taxable income attributable to discounts received under the Plan will be based on the value of our stock on the Investment Date and not on the Market Price of such stock.
DESCRIPTION OF THE PLAN
      The Plan was adopted by our Board of Directors on May 26, 2005. The following series of questions and answers and other information explains and constitutes the Plan in its entirety. Stockholders who do not participate in the Plan will receive cash dividends, as declared, and paid in the usual manner.
Purpose

What is the purpose of the Plan?
      The primary purpose of the Plan is to provide holders of our common stock and interested new investors with a convenient and economical method of increasing their investment in us by investing cash dividends or Optional Cash Payments, or both, in additional shares of our common stock without payment of any brokerage commission or service charge and, currently, at a discount ranging from 0% to 5% from the Market Price.
      We may also use the Plan to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners of shares and interested new investors, including brokers or dealers, who, in connection with any resales of such shares, may be deemed to be underwriters. Our ability to waive limitations applicable to the amounts that participants may invest pursuant to the Plan’s Optional Cash Payment feature will facilitate these sales.
      Under the Plan, if you purchase shares directly from us, the net proceeds of the sale of those shares will be used to purchase additional real estate loans and mortgage-backed securities and for general corporate purposes.
      The Plan is intended for the benefit of our investors and not for individuals or investors who engage in transactions that may cause aberrations in the price or trading volume of our common stock. From time to time, financial intermediaries may engage in positioning transactions to benefit from the discount from the Market Price of our common stock acquired through the reinvestment of dividends or Optional Cash Payments under the Plan. Those transactions may cause fluctuations in the price or trading volume of our common stock. We reserve the right to monitor activity in all Plan accounts, and to modify, suspend or terminate participation in the Plan by otherwise eligible holders of our common stock or interested new investors to eliminate practices that are, in our sole discretion, not consistent with the purposes or operation of the Plan, including investment limits per account, or that adversely affect the price of our common stock or that could adversely affect our status as a REIT.

Available Options

What options are available under the Plan?
      Stock Purchase Program. Each month, you may elect to invest Optional Cash Payments in shares of our common stock, subject to a minimum per month purchase of $100 and a maximum per month purchase limit of $10,000, subject to waiver. You may make Optional Cash Payments each month even if you do not reinvest dividends.
      Dividend Reinvestment Program. Holders of our common stock who wish to participate in the Plan, whether Record Owners, Beneficial Owners or interested new investors who make an initial investment through the Stock Purchase program described above, may elect to have all, a portion or none of the cash dividends paid on our common stock automatically reinvested in additional shares of our common stock through the Dividend Reinvestment program. Cash dividends are paid on our common stock, or if and when outstanding, on any other class of equity security that pays dividends, when and as authorized by our board of directors and declared by us, generally on a quarterly basis. Subject to the availability of shares of our common stock registered for issuance under the Plan, there is generally no limitation on the amount of dividends you may reinvest under the Dividend Reinvestment feature of the Plan.
Benefits and Disadvantages

What are the benefits and disadvantages of the Plan?

Benefits:

•	Whether you are an eligible stockholder or a new investor, the Plan provides you with the opportunity to make monthly investments through Optional Cash Payments, subject to minimum and maximum amounts, for the purchase of additional shares of our common stock. If you purchase shares of our common stock under the Optional Cash Payment program, you will not pay any brokerage commission or service charge, and your purchase price generally will reflect a discount ranging from 0% to 5% from the Market Price, subject to the Minimum Price requirement.

•	The Plan provides you with the opportunity to reinvest automatically cash dividends paid on all or a portion of your common stock in additional shares of common stock without payment of any brokerage commission or service charge and at a discount ranging from 0% to 2% from the Market Price, subject to the Minimum Price requirement.

•	All cash dividends paid on participants’ Plan shares enrolled in the Dividend Reinvestment program can be invested in additional shares of our common stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, will also be reinvested in additional shares that will be credited to Plan accounts.

•	The Plan Administrator, at no charge to you and at your election, either sends certificates to you for optional shares purchased or provides for the safekeeping of stock certificates for shares credited to each Plan account.

•	As a participant in the Plan, you may also elect to deposit with the Plan Administrator certificates for other shares of our common stock registered in your name for safekeeping without charge. Because you bear the risk of loss in sending certificates to the Plan Administrator, certificates should be sent by registered mail, return receipt requested, and properly insured to the address specified under “Administration” below. If certificates are later issued either upon your request or upon termination of your participation, new, differently numbered certificates will be issued.

•	Periodic statements reflecting all current activity, including purchases, sales and latest balances, will simplify your record keeping.

Disadvantages:

•	Neither we nor the Plan Administrator will pay interest on dividends or Optional Cash Payments held pending reinvestment or investment. In addition, Optional Cash Payments of less than $100 and that portion of any Optional Cash Payment that exceeds the maximum monthly purchase limit of $10,000, unless such upper limit has been waived by us, may be subject to return to you without interest. In addition, for pre-approved Optional Cash Payments in excess of $10,000 used to purchase our common stock directly from us, if the Threshold Price, if any, is not met, a portion or all of your Optional Cash Payments in excess of $10,000 will be subject to return to you without interest.

•	With respect to Optional Cash Payments in excess of $10,000 for which a waiver has been granted, the actual number of shares to be issued to your Plan account will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period, you will not know the actual number of shares, if any, you have purchased.

•	With respect to shares acquired from us, the Market Price may exceed the price at which shares of our common stock are trading on the Investment Date when the shares are issued. The fair market value on the Investment Date generally governs the amount of taxable income to stockholders and may affect the price at which your shares are purchased.

•	Because Optional Cash Payments must be received by the Plan Administrator by the Optional Cash Payment Due Date, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. In addition, Optional Cash Payments once received by the Plan Administrator will not be returned to you unless you send a written request to the Plan Administrator at least five business days before the Investment Date or, with respect to any Optional Cash Payments in excess of $10,000 for which a waiver has been granted, at least five business days before the commencement of the relevant Pricing Period with respect to that payment.

•	There is a nominal fee per transaction, a brokerage commission and applicable share transfer taxes on resales that you may be required to pay to the Plan Administrator if you request that the Plan Administrator sell some or all or your shares of our common stock credited to your Plan account.

•	If you chose to reinvest cash dividends, you will be treated for federal income tax purposes as having received a distribution in cash on the distribution payment date. You may have to use other funds, or sell a portion of our common stock received, to fund the resulting tax liability.

Who is eligible to participate in the Plan?
      New investors and existing stockholders of the Company are eligible to participate in the Plan.

How does a new investor participate in the Plan?
      If you are a new investor and would like to participate in the Plan, please read this prospectus before you invest. Once you have read this prospectus, you may complete the enclosed enrollment form and mail it to the Plan Administrator in the envelope provided. Alternatively, you may enroll on-line through Investor ServiceDirect® at www.melloninvestor.com.
      New investors can participate in the Plan by making an initial investment in our common stock of not less than $100 up to a maximum of $10,000, unless a request for waiver has been granted, in which case the initial investment may exceed $10,000. If you are a new investor, you may make an initial investment by:

•	Authorizing an electronic debit of at least $100 but not more than $10,000 from your U.S. bank account. This alternative is available to on-line investors only; or

•	Mailing a check or money order for at least $100 but not more than $10,000 to the Plan Administrator along with your enrollment form. Please make the check or money order payable to Mellon Bank, N.A./Luminent.

      Prospective investors should carefully consider the matters described in the Risk Factors section of this prospectus before making an investment in our common stock.
Administration
      Mellon Bank, N.A. (the “Plan Administrator”) administers the Plan. Certain administrative support will be provided to the Plan Administrator by Mellon Investor Services, a registered transfer agent, and Mellon Securities LLC, a registered broker/ dealer.
      You can enroll in the Plan, obtain information, and perform certain transactions on your Plan account on-line via Investor ServiceDirect®. To access Investor ServiceDirect® please visit the Mellon Investor Services website at: www.melloninvestor.com.
      To gain access, you will need a password that you may establish when you visit the website. If you have forgotten your password, call 1-877-978-7778 to have it reset.
      You can contact stockholder customer service toll-free within the United States and Canada at:
1-866-865-6323
      If you are calling from outside the United States or Canada, please contact stockholder customer service at: 1-201-329-8660.
      An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).
      You may write to the Plan Administrator at the following address:

Mellon Investor Services
P.O. Box 3338
South Hackensack, NJ 07606-1938
      Please include a reference to Luminent in all correspondence.

Who Administers the Plan?
      The Plan Administrator administers the Plan. Mellon Investor Services, a registered transfer agent, and Mellon Securities LLC, a registered broker/ dealer, will provide certain administrative support to the Plan Administrator. If you have questions regarding the Plan, please write to the Plan Administrator at the following address: Mellon Investor Services, P.O. Box 3338, South Hackensack, NJ 07606-1938, or call the Plan Administrator at 1-866-865-6323 (if you are inside the United States or Canada) or 1-201-329-8660 (if you are outside the United States or Canada). An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays). In addition, you may visit the Mellon Investor Services website at www.melloninvestor.com. At this website, you can enroll in the Plan, obtain information and perform certain transactions on your Plan account via Investor ServiceDirect®. See “Administration” for more information regarding Investor ServiceDirect® and the administration of the Plan.
      Certificates for Plan Shares purchased pursuant to the Stock Purchase program but not designated for investment in the Dividend Reinvestment program will be sent to you or held by the Plan Administrator, at your discretion, free of charge. Plan Shares designated for the Dividend Reinvestment program will be held by the Plan Administrator and registered in the Plan Administrator’s name (or its nominee) as agent for each Participant in the Plan. As record holder for the Plan shares, the Plan Administrator will receive dividends on all Plan Shares held on the dividend Record Date, will credit such dividends to Participants’ accounts on the basis of whole or fractional Plan Shares held in such accounts and will automatically reinvest such dividends in additional shares of our common stock according to the portion of the Participants’ shares of stock designated to participate in the Dividend Reinvestment program. Any remaining portion of cash dividends not designated for reinvestment will be sent to you. If the Plan Administrator resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator to administer the Plan and advise you of the change.
      Mellon Investor Services LLC also acts as dividend disbursing agent, transfer agent and registrar for our common stock.
Participation
      For purposes of this section, responses are generally directed (a) to existing stockholders, according to the method by which their shares are held, or (b) to investors who are not currently stockholders but would like to make an initial purchase of our common stock to become a Participant.

Who is eligible to participate?
      Any eligible stockholder and new investor may join the Plan by completing an enrollment form and returning it to the Plan Administrator at the following address: Mellon Investor Services, P.O. Box 3338, South Hackensack, NJ 07606-1938. If you are an eligible stockholder, you may submit an initial Optional Cash Payment of between $100 and $10,000 with your completed enrollment form. If you are a new investor, you must submit an initial investment of between $100 and $10,000 with your completed enrollment form. Alternatively, you may enroll on-line at www.melloninvestor.com. You may make an initial Optional Cash Payment or an initial investment in excess of $10,000 only if we grant your request for waiver.

How does an eligible stockholder or interested new investor participate?
      If the Plan Administrator receives your enrollment form on or before the record date for the payment of the next dividend, that dividend will be invested in additional shares of common stock for your Plan account. If the enrollment form is received in the period after any dividend record date, that dividend will be paid by check or automatic deposit to a bank account that you designate and your initial dividend reinvestment will commence with the following dividend.
      Once enrolled in the Plan, you can meet your individual objectives by choosing among the following categories or combinations of investments:

•	You may reinvest all or a portion of the cash dividends paid on your shares of common stock in additional shares of our common stock.

•	You may invest by making Optional Cash Payments of not less than $100 up to a maximum of $10,000 per month unless a request for waiver has been granted (in which case your Optional Cash Payments may exceed $10,000 for the month in which the waiver is granted), regardless of whether dividends are being reinvested.
      The purchase price for shares purchased with an initial investment of not less than $100 up to a maximum of $10,000 will be equal to the Market Price. See “Purchases and Pricing of Shares” for a description of how the Market Price is determined. If you request a waiver and we approve it, your initial investment may exceed $10,000. See “Optional Cash Payments and Initial Investments in Excess of $10,000 — Request for Waiver” and “Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver” for more information.
      By enrolling in the Plan, you direct the Plan Administrator to apply dividends and any Optional Cash Payments you might make as a participant to the purchase of additional shares of our common stock in accordance with the Plan’s terms and conditions. Unless otherwise instructed, the Plan Administrator will automatically reinvest all dividends declared on shares held under the Plan. If you do not want the dividends paid on your shares to be reinvested, you must provide notice to the Plan Administrator. See “Administration” for information on how to contact the Plan Administrator. To be effective for a particular dividend payment, the Plan Administrator must receive notice on or before the record date for that dividend. If the notice is received after the record date, dividends paid on shares held in your account will be reinvested and credited to your account. Your request will then be processed as soon as practicable after the dividends are reinvested.

      Optional Cash Payments and initial investments can be delivered to the Plan Administrator in the form of a check or money order made payable to Mellon Bank, N.A./Luminent, or by authorizing electronic transfers from your bank account by accessing your Plan account on-line through Investor ServiceDirect® at www.melloninvestor.com. If you send a check or money order, please complete the transaction stub attached to your Plan statement and then mail it with your payment to the address specified on the Plan statement. A $30 fee will be assessed for a check or electronic debit that is returned for insufficient funds.
      The Plan Administrator must receive the Optional Cash Payment of an existing stockholder at least one business day prior to the Investment Date, except for any Optional Cash Payments in excess of $10,000 for which a waiver has been granted, which the Plan Administrator must receive at least one business day prior to the applicable Pricing Period.

How does an existing stockholder participate in the Plan?
      Enrollment is available on-line through Investor ServiceDirect® at www.melloninvestor.com. See “Administration” for information on how to access Investor ServiceDirect®. Alternatively, you may enroll by completing the enclosed enrollment form and mailing it to the Plan Administrator in the envelope provided. Your participation will begin promptly after your Plan enrollment is received. Once you enroll, your participation continues automatically for as long as you wish to participate in the Plan.
      You may change your dividend reinvestment election at any time on-line through Investor ServiceDirect® or by notifying the Plan Administrator in writing. To be effective with respect to a particular dividend, any such change must be received by the Plan Administrator on or before the record date for that dividend.
      You may, of course, choose not to reinvest any of your dividends, in which case the Plan Administrator will remit any dividends to you by check or automatic deposit to a bank account that you designate.

As an existing stockholder, what are my investment options under the Plan?
      Once enrolled in the Plan, you may elect to reinvest all or a portion of your dividends in additional shares of our common stock or make Optional Cash Payments of not less than $100 up to a maximum of $10,000 per month unless a request for waiver has been granted (in which case your optional cash payments may exceed $10,000 for the month in which the waiver is granted), regardless of whether dividends are being reinvested.
      The purchase price for shares purchased with reinvested dividends and Optional Cash Payments up to $10,000 per month will be equal to the Market Price. See “Purchases and Pricing of Shares” for a description of how the Market Price is determined. You may make Optional Cash Payments in excess of $10,000 in any month only if we grant your request for waiver. If a request for waiver is approved, we may offer discounts ranging from 0% to 5%.

How do I make an Optional Cash Payment under the Plan?
      If you already own shares of our common stock, are enrolled in the Plan and want to make Optional Cash Payments, you can authorize an individual automatic deduction from your bank account through Investor ServiceDirect® or send a check or money order to the Plan Administrator for each Optional Cash Payment. If you choose to submit a check or money order, please make sure to include the contribution form from your Plan statement and mail it to the address specified on the Plan statement. If you wish to make regular monthly Optional Cash Payments, you may authorize automatic monthly deductions from your bank account. Optional Cash Payments may not be less than $100, and the total of all Optional Cash Payments may not exceed $10,000 in any month, unless a request for waiver has been granted (in which case your Optional Cash Payments may exceed $10,000 for the month in which the waiver is granted).

When are funds invested under the Plan?
      The Investment Date for initial investments and Optional Cash Payments will be the dividend payment date for months in which a dividend is payable. For those months in which a dividend is not payable, the

Investment Date for initial investments and Optional Cash Payments, other than Cash Payments in excess of $10,000 for which a waiver has been granted, will be the 21st day of the month, or the next succeeding business day if the 21st falls on a weekend or holiday. The Investment Date for Optional Cash Investments for which a waiver has been granted will be the first business day after the relevant Pricing Period. In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the funds within 30 days, the Plan Administrator will return the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment.

How do I make Optional Cash Payments or an initial investment in excess of the maximum monthly amount?
      If you wish to make Optional Cash Payments in excess of $10,000 in any month or an initial investment in excess of $10,000, see “Optional Cash Payments and Initial Investments in Excess of $10,000 — Request for Waiver” for more information.

Who pays the brokerage trading fees and other expenses?
      Unless provided otherwise in the Plan, we will pay all brokerage trading fees, the annual cost of administration and all other charges incurred in connection with the purchase of shares acquired under the Plan, if any. Certain charges may be incurred by you if you withdraw from the Plan as described below. See “Withdrawal by Participant.”
Eligibility of New Investors
      If you are a new investor, you can participate in the Plan by making an initial investment in our common stock of not less than $100 up to a maximum of $10,000. You may make an initial investment in excess of $10,000 only if we grant your request for waiver. New investors may join the Plan by completing the enclosed enrollment form and delivering it, along with an initial investment, to the Plan Administrator. Alternatively, you may enroll in the Plan on-line through Investor ServiceDirect® at www.melloninvestor.com. See “How does a new investor participate in the Plan?” for more information on how to make an initial investment through Investor ServiceDirect®.
Eligibility of Existing Stockholders
      Eligible stockholders may join the Plan by completing an enrollment form and delivering it to the Plan Administrator. Alternatively, you may enroll in the Plan on-line through Investor ServiceDirect® at www.melloninvestor.com. See “How do I make an Optional Cash Payment under the Plan?” for more information on how to make an Optional Cash Payment through Investor ServiceDirect®.
      If you own shares that are registered in someone else’s name (for example, a bank, broker, or trustee) and you want to participate in the Plan, you may be able to arrange for that person to handle the reinvestment of dividends. If not, your shares should be withdrawn from “street name” or other form of registration and should be registered in your own name.
Date For Investment of Funds Under the Plan
      For months when a dividend is payable, the Investment Date will be the dividend payment date for the quarter. For those months in which we do not pay a dividend, the Investment Date will be the 21st day of the month, or the next succeeding business day if the 21st falls on a weekend or holiday. In the unlikely event that, due to unusual market conditions, the Plan Administrator is unable to invest the funds within 30 days, the Plan Administrator will return the funds to you by check. No interest will be paid on funds held by the Plan Administrator pending investment.

Use of Multiple Accounts
      If you set up multiple accounts using variations of the same name, bearing the same social security number or tax identification number, do anything else, regardless of the form, for the purpose of evading the $10,000 limitation on initial investments and monthly Optional Cash Payments, you will be considered a single participant for purposes of the $10,000 limitation. If you have some shares of common stock registered in your name and other shares registered under a nominee’s or broker’s street name, or in the name of a corporation, trust, co-tenancy, partnership or other entity of which you are an “affiliate,” you and all of your affiliates may only invest a total of $10,000 per month under the Plan. For purposes of this Plan, “affiliate” is defined in the same manner as in Rule 405 under the Securities Act of 1933 and includes any person or persons controlling, controlled by or under common control with you. Separate custodial or trust accounts for separate beneficiaries will, however, be entitled to invest up to $10,000 per account each month. Purchases made for an account of a participant in a plan that is qualified under Section 401(a) of the Code will not be included in this $10,000 limitation.
Optional Cash Payments and Initial Investments in Excess of $10,000 — Request For Waiver
      If you want to make Optional Cash Payments in excess of $10,000 in any month or an initial investment in excess of $10,000, you must receive our written approval. To obtain our written approval, you must submit a request for waiver form. You can obtain a request for waiver form by contacting the Plan Administrator’s Waiver Department at 1-917-320-6300 and upon completion, please send it to the Plan Administrator’s Waiver Department via facsimile at 1-917-320-6312.
      We have the sole discretion whether to approve any request to make an Optional Cash Payment or initial investment in excess of the maximum amount and to set the terms of any such Optional Cash Payment or initial investment. If we approve your request for waiver, the Plan Administrator will notify you promptly. In deciding whether to approve a request for waiver, we will consider relevant factors, including, but not limited to, the following:

•	Whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties;

•	Our need for additional funds;

•	The attractiveness of obtaining additional funds through the sale of common stock compared to other sources of funds;

•	The purchase price likely to apply to any sale of common stock;

•	The stockholder submitting the request;

•	The extent and nature of the stockholder’s prior participation in the Plan;

•	The number of shares of common stock held of record by the stockholder; and

•	The aggregate number of Optional Cash Payments and initial investments in excess of $10,000 for which requests for waiver have been submitted by all existing stockholders and new investors.
      If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. The Plan does not provide for a predetermined maximum amount that an existing stockholder or new investor may invest or a maximum number of shares that may be purchased pursuant to a request for waiver.

Purchases and Pricing of Shares

What will be the price to participants of shares purchased under the Plan?
      With respect to reinvested dividends, whether the shares are acquired directly from us or on the open market, they will be purchased for the Plan at a discount between 0% and 2% from the Market Price, as defined below.
      Each month, we may establish a discount of between 0% and 5% from the Market Price applicable to Optional Cash Payments. The discount may vary each month but once established will apply uniformly to all purchases made using Optional Cash Payments during that month.
      In no event will the price paid be less than the Minimum Price paid by us, which is 95% of the fair market value of our common stock on the date of purchase plus brokerage commissions, if any.
      The Market Price, in the case of shares purchased directly from us, will be the average of the daily high and low sales prices, computed to four decimal places, of our common stock on the NYSE or other applicable securities exchange, as reported in The Wall Street Journal, on the Investment Date or, with respect to Optional Cash Payments in excess of $10,000 for which a waiver has been granted, during the Pricing Period, generally the 10 days, or as otherwise designated by us at our sole discretion from time to time and disclosed in any waivers so granted, on which the New York Stock Exchange, or NYSE, is open and for which trades in our common stock are reported immediately preceding the relevant Investment Date, or, if no trading occurs in our common stock on one or more of such days, for the 10 days (or other number) immediately preceding the Investment Date for which trades are reported. With respect to Optional Cash Payments in excess of $10,000, for which a waiver has been granted, the exact number of days depends on the determined Pricing Period. In the case of shares of our common stock purchased on the open market, the Market Price will be the weighted average of the actual prices paid, net of any brokerage commissions, computed to four decimal places, for all shares of our common stock purchased by the Plan Administrator with all Participants’ reinvested dividends and Optional Cash Payments for the related month.
      Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares or the selection of the broker or dealer through or from whom the Plan Administrator makes the purchases. When open market purchases are made by the Plan Administrator, however, the Plan Administrator is required to use its best efforts to purchase the shares at the lowest possible price.

What are the Record Dates and Investment Dates for Dividend Reinvestment?
      For the reinvestment of dividends, the Record Date is the date set by our board of directors for determination of the ownership of our common stock entitled to payment of a dividend on the dividend payment date. Likewise, the dividend payment date authorized by our board of directors constitutes the Investment Date applicable to the reinvestment of that dividend with respect to shares of our common stock acquired directly from us. The Investment Date with respect to shares of our common stock that the Plan Administrator purchases in open market transactions will typically be some day or days between the Investment Date and the next 10 business days thereafter, as market conditions permit. Dividends will be reinvested on the Investment Date using the applicable Market Price.

How will the number of shares purchased for you be determined?
      Your Plan account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount to be invested on your behalf divided by the purchase price per share, less the applicable discount from the Market Price per share. The total amount to be invested will depend on the amount of any dividends paid on the number of shares of our common stock that you own on the applicable Record Date and shares of our common stock credited to your Plan account and available for investment on the related Investment Date, or the amount of any Optional Cash Payments made by you and available for investment on the related Investment Date. Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no limit to the number of shares available for issuance pursuant to the reinvestment of dividends.

What is the source of shares of our common stock purchased under the Plan?
      Shares of our common stock credited to your Plan account will be purchased either directly from us, in which event such shares will be authorized but unissued shares, or on the open market or privately negotiated transactions, or by a combination of the foregoing, at our option, after a review of current market conditions and our current and projected capital needs. We will determine the source of the shares of our common stock to be purchased under the Plan at least three business days before the relevant Investment Date, and will notify the Plan Administrator of the same. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the source of the shares of our common stock to be purchased under the Plan, but information regarding the source of the shares of our common stock may be obtained by contacting the Plan Administrator at (866) 865-6323.

How does the Optional Cash Payment feature of the Plan work?
      All Record Owners and interested new investors who have timely submitted signed enrollment forms indicating their intention to participate in the Optional Cash Payment feature, and all Beneficial Owners whose brokers, banks or other nominees have timely submitted signed enrollment forms indicating their intention to participate in the Optional Cash Payment feature are eligible to make Optional Cash Payments during any month, whether or not a dividend is declared. The Plan Administrator will apply any Optional Cash Payment of not less than $100 up to a maximum of $10,000 per month received from you no later than one business day before the Investment Date. In the case of Optional Cash Payments in excess of $10,000 per month for which waiver has been granted, the Plan Administrator will apply the Optional Cash Payment no later than one business day before commencement of that month’s Pricing Period, to the purchase of additional shares of our common stock for your account on the following Investment Date and will enroll all, a portion or none of such shares in the Dividend Reinvestment program as directed on the enrollment form.
      The Optional Cash Discount will be established each month by us and will range between 0% and 5% of the Market Price. You are not obligated to participate in the Optional Cash Payment feature of the Plan. Optional Cash Payments need not be in the same amount each month.

What limitations apply to Optional Cash Payments?
      Each Optional Cash Payment is subject to a minimum per month purchase of $100 and a maximum per month purchase limit of $10,000. For purposes of these limitations, all Plan accounts under your common control or management, which will be determined at our sole discretion, will be aggregated. Generally, Optional Cash Payments of less than $100 and that portion of any Optional Cash Payment that exceeds the maximum monthly purchase limit of $10,000, unless we waive such limit, will be returned to you without interest after the relevant Investment Date.
      You may make Optional Cash Payments of up to $10,000 each month without our prior approval, subject to our right to modify, suspend, or terminate participation in the Plan by otherwise eligible holders of shares of our common stock or interested new investors to eliminate practices that are, in our sole discretion, not consistent with the purposes or operation of the Plan or that adversely affect the price of the shares of our common stock or our status as a REIT for tax purposes.
      You may make Optional Cash Payments in excess of $10,000 only upon our acceptance of a completed Request for Waiver form from you and the Plan Administrator’s receipt of that form. There is no pre-established maximum limit applicable to Optional Cash Payments that may be made pursuant to accepted Requests for Waivers. A Request for Waiver form must be received by us and the Plan Administrator and accepted by us and notice of our acceptance must have been received by the Plan Administrator no later than the Optional Cash Payment Due Date for the applicable Investment Date. Request for Waiver forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified under “Administration”. If you are interested in obtaining further information about a Request for Waiver, you should contact our Plan Administrator at (917) 320-6300.
      Your written Request for Waiver must include the proposed investment amount(s), Pricing Period(s), calculation of the Market Price(s) and Investment Date(s), prior to the commencement of the requested Pricing Period(s). If Requests for Waiver are submitted for any period for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. The Plan does not provide for a predetermined maximum amount that an existing stockholder or new investor may invest or a maximum number of shares that may be purchased pursuant to a request for waiver.
      Waivers will be considered on the basis of a variety of factors, which may include our current and projected capital needs, the alternatives available to us to meet those needs, prevailing market prices for shares of our common stock and our other securities, general economic and market conditions, expected aberrations in the price or trading volume of our common stock, the potential disruption of the price of our common stock by a financial intermediary, the number of shares of our common stock that you hold, your past actions under the Plan, the aggregate amount of Optional Cash Payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of waivers will be made in our absolute discretion.
      Unless we waive our right to do so, we may establish for any Pricing Period a minimum Threshold Price applicable only to the investment of Optional Cash Payments that exceed $10,000 and that are made pursuant to Requests for Waivers, to provide us with the ability to set a minimum price at which shares of our common stock will be sold under the Plan each month pursuant to such requests. A Threshold Price will only be established when shares of our common stock will be purchased directly from us on the applicable Investment Date. We will, at least three business days before each Optional Cash Payment Due Date, determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Plan Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount, will be made by us at our discretion after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs. Neither we nor the Plan Administrator will be required to provide any written notice to you as to whether a Threshold Price has been established for any Pricing Period, but information regarding the Threshold Price may be obtained by contacting the Plan Administrator at (917) 320-6300.
      The Threshold Price, if any, for Optional Cash Payments made through Requests for Waivers, if established for a Pricing Period, will be a stated dollar amount that the average of the high and low trading prices of the shares of our common stock on the New York Stock Exchange during the Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a trading day in the Pricing Period, then the trading price for such day will be excluded from the computation of the Market Price for such period and the investment made on the corresponding Investment Date will be reduced. For example, for a ten-day Pricing Period, for each trading day on which the Threshold Price is not satisfied, 1/10 of each Optional Cash Payment made by you pursuant to a Request for Waiver will be returned to you, without interest, as soon as practicable after the end of the applicable Pricing Period. Thus, for example, if the Threshold Price is not satisfied for three of the ten trading days in a Pricing Period, 3/10 of your Optional Cash Payment made pursuant to a Request for Waiver will be returned to you by check, without interest, as soon as practicable after the end of the applicable Pricing Period. The Plan Administrator expects to mail such checks within five to ten business days from the end of the applicable Pricing Period. This return procedure will only apply when shares are purchased directly from us for Optional Cash Payments made through Requests for Waivers and we have set a Threshold Price with respect to the relevant Pricing Period.
      Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any subsequent Pricing Period. The Threshold Price concept and return procedure discussed above apply only to Optional Cash Payments made through Requests for Waivers.

      For any Pricing Period, we may waive our right to set a Threshold Price for Optional Cash Payments made through Requests for Waivers. You may ascertain whether the Threshold Price applicable to a given Pricing Period has been set or waived, as applicable, by calling the Plan Administrator at (917) 320-6300.
      Each month, at least three business days before the commencement of the relevant Pricing Period, we will establish the discount from the Market Price applicable to Optional Cash Payments during the corresponding Pricing Period and will notify the Plan Administrator of the same. The discount may be between 0% and 5% of the Market Price and may vary each month, but once established will apply uniformly to all Optional Cash Payments made during that month. The discount will be established in our sole discretion after a review of current market conditions, the level of participation in the Plan and our current and projected capital needs. The discount applies only to Optional Cash Payments. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the discount, but information regarding the discount applicable to the next Pricing Period may be obtained by calling the Plan Administrator at (866) 865-6323. Setting a discount for a Pricing Period will not affect the setting of a discount for any subsequent Pricing Period.

What are the Due Dates and Investment Dates for Optional Cash Payments?
      Optional Cash Payments will be invested on the related Investment Date. The Optional Cash Payment Due Date for Optional Cash Payments of not less than $100 up to a maximum of $10,000 per month is one business day before the related Investment Date and the Investment Date is generally on or about the 21st day of each month or, in the case of open market purchases, the Investment Date will be such day or days between the 21st day of a month and the next 10 business days thereafter, as market conditions permit. The Optional Cash Payment Due Date for Optional Cash Payments in excess of $10,000 for which a waiver has been granted is one business day before the commencement of the related Pricing Period, and the Investment Date will generally be one business day after the Pricing Period or such day or days between one business day after the Pricing Period and the next 10 business days thereafter as market conditions permit. We may provide for more than one Optional Cash Payment opportunity per month, at our sole discretion.
      Optional Cash Payments that the Plan Administrator timely receives will be applied to the purchase of shares of our common stock on the applicable Investment Date. No interest will be paid by us or the Plan Administrator on Optional Cash Payments held pending investment. Generally, Optional Cash Payments not timely received will be returned to you without interest after the Investment Date or at the end of the Pricing Period; you may resubmit those Optional Cash Payments before the next Investment Date or, in the case of Optional Cash Payments in excess of $10,000, the commencement of the next or a later Pricing Period.

When must the Plan Administrator receive Optional Cash Payments?
      Each month the Plan Administrator will apply any Optional Cash Payment of not less than $100 and not more than $10,000 per month for which good funds are timely received to the purchase of shares of our common stock for your account on the Investment Date. For funds to be invested on the Investment Date, the Plan Administrator must have received a check, money order or wire transfer by the end of the business day immediately preceding the Investment Date and that check, money order or wire transfer must have cleared on or before the Investment Date. For Optional Cash Payments in excess of $10,000 for which a waiver has been granted, the Plan Administrator must have received a check, money order or wire transfer by the end of the business day immediately preceding the first trading day of the ensuing Pricing Period and that check, money order or wire transfer must have cleared on or before the first Investment Date after such Pricing Period. Wire transfers may be used only if the Plan Administrator approves it verbally in advance. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to “Mellon Bank, N.A. / Luminent” and submitted together with, initially, the enrollment form or, subsequently, the form for additional investments attached to your statements. Checks returned for any reason will not be resubmitted for collection.
      You can automatically invest a specified monthly amount, not less than $100 and not more than $10,000 per month, deducted directly from your U.S. bank account by completing the automatic monthly deduction section on the enrollment form and returning it to the Plan Administrator. Funds will be transferred from your account three business days prior to the Optional Cash Payment Due Date each month. You can change or stop automatic monthly investments by completing and returning a new automatic monthly deduction section on the enrollment form or by sending written notification to the Plan Administrator. The Plan Administrator must receive your instructions and authorization ten business days prior to the monthly Optional Cash Payment Due Date.
      No interest will be paid by us or the Plan Administrator on Optional Cash Payments held pending investment. Since no interest is paid on cash held by the Plan Administrator, it normally will be in your best interest to defer Optional Cash Payments until shortly before commencement of the Pricing Period.
      For payments to be invested on the Investment Date, in addition to the receipt of good funds by the Optional Cash Payment Due Dates, the Plan Administrator must be in receipt of an enrollment form, as of the same date.

May Optional Cash Payments be returned?
      Yes. Upon telephone or written request to the Plan Administrator received at least five business days before the Investment Date, for Optional Cash Payments of not more than $10,000, or at least five business days before the commencement of the relevant Pricing Period, for Optional Cash Payments in excess of $10,000 for which a waiver has been granted, Optional Cash Payments that have been delivered to the Plan Administrator will be returned to you as soon as practicable. Requests received less than five business days before such date, as applicable, will not be returned but instead will be invested on the next related Investment Date. In addition, in the case of shares being purchased from us, a pro rata portion of each Optional Cash Payment will be returned by check, without interest, as soon as practicable after the end of the Pricing Period for each trading day that does not meet the Threshold Price, if any, applicable to Optional Cash Payments made pursuant to Requests for Waivers. Also, each Optional Cash Payment, to the extent that it does not either conform to the limitations, or clear within the time limits, will be subject to return to you as soon as practicable.

Are there any expenses to you in connection with your participation under the Plan?
      No. You will incur no brokerage commissions or service charges in connection with the reinvestment of dividends and in connection with all purchases made pursuant to Optional Cash Payments under the Plan, subject to the Minimum Price requirement. We will pay all other costs of administration of the Plan. In addition, you may elect to send the certificates for your other shares of our common stock to the Plan Administrator for safekeeping, and there is no fee for this service. If you request that the Plan Administrator sell all or any portion of your shares, however, you may be required to pay a nominal fee per transaction to the Plan Administrator, any related brokerage commissions and applicable stock transfer taxes.
Account Statements

What kind of reports will be sent to you?
      You will receive a statement of your account following each purchase or sale transaction and following any withdrawal of shares. These statements are your continuing record of the cost of your purchases and should be retained for income tax purposes. In addition, you will receive copies of other communications sent to holders of our common stock, including our annual report to stockholders, our notice of annual meeting and proxy statement in connection with our annual meeting of stockholders and Internal Revenue Service, or IRS, information reporting dividends paid.
Dividends on Fractions

Will you be credited with dividends on fractions of shares?
      Yes. Fractional shares are computed to four decimal places and dividends are rounded to the nearest penny.

Certificates for Common Shares

Will certificates be issued for shares purchased?
      No. Shares of our common stock purchased for you will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to you for shares in the Plan unless you submit a written request to the Plan Administrator or until your participation in the Plan terminates. At any time, you may request that the Plan Administrator send you a certificate for some or all of the whole shares credited to your account. You should mail this request to the Plan Administrator at the address set forth under “Administration”. Any remaining whole shares and any fractions of shares will remain credited to your Plan account. Certificates for fractional shares will not be issued under any circumstances.

In whose name will certificates be registered when issued?
      Your Plan account is maintained in the name registered at the time of your enrollment in the Plan. Share certificates for whole shares purchased under the Plan will be similarly registered when issued upon your request. If you are a Beneficial Owner, you should place the request through your banker, broker or other nominee. If you wish to pledge shares credited to your Plan account, you must first withdraw those shares from the Plan account. If you wish to withdraw your shares and have any or all of the full shares held in your Plan account issued and delivered to you in physical form, you may do so by sending a written instruction to the Plan Administrator at the address set forth under “Administration”. Registration of withdrawn shares in a name other than yours will require the guaranty of your signature.
Withdrawals and Termination

When may participants withdraw from the Plan?
      You may withdraw from the Plan with respect to all or a portion of the shares held in your Plan account at any time. If the request to withdraw is received before a dividend Record Date set by our board of directors for determining stockholders of record entitled to receive a dividend, the request will be processed on the day following the Plan Administrator’s receipt of the request.
      If the Plan Administrator receives your request to withdraw on or after a dividend Record Date, but before a payment date, the Plan Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares for your account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date. All dividends subsequent to such dividend payment date or Investment Date will be paid in cash unless you re-enroll in the Plan, which may be done at any time.
      Any Optional Cash Payments that have been sent to the Plan Administrator before a request for withdrawal will also be invested on the next Investment Date unless you expressly request return of that payment in the request for withdrawal, and the Plan Administrator receives the request for withdrawal with respect to which Optional Cash Payments have been delivered to the Plan Administrator at least five business days before the Investment Date, for Optional Cash Payments of not more than $10,000, and at least four business days before commencement of the Pricing Period, for Optional Cash Payments in excess of $10,000.

How do you withdraw from the Plan?
      If you wish to withdraw from the Plan with respect to all or a portion of the shares held in your Plan account, you must notify the Plan Administrator in writing at its address set forth under “Administration”. Upon your withdrawal from the Plan or termination of the Plan by us, certificates for the appropriate number of whole shares credited to your account under the Plan will be issued. Registration of withdrawn shares in a name other than yours will require the guaranty of your signature.
      Upon withdrawal from the Plan, you may also request in writing that the Plan Administrator sell all or part of the whole shares credited to your Plan account. The Plan Administrator will sell the shares as requested within ten business days after processing the request for withdrawal. The timing and price of the sale are at the sole discretion of the Plan Administrator. The Plan Administrator will send a check for the proceeds of the sale, less any brokerage commissions and service charges paid to the Plan Administrator and any applicable share transfer taxes, generally within five business days of the sale.
      Cash will be paid in lieu of any fraction of a share, based on the prevailing market price.

Are there any automatic termination provisions?
      Yes. Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetence of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next Record Date for purchases made through the reinvestment of dividends or the next Investment Date for Optional Cash Payments of not more than $10,000 or the commencement of the relevant Pricing Period for Optional Cash Payments in excess of $10,000, as applicable. In the event written notice of death or adjudicated incompetence and such supporting documentation is received by the Plan Administrator less than the applicable five business day period, shares will be purchased for the Participant with the related cash dividend or Optional Cash Payment and participation in the Plan will not terminate until after such dividend or payment has been reinvested. Thereafter, no additional purchase of shares will be made for the Participant’s account and the Participant’s shares and any cash dividends paid thereon will be forwarded to the Participant’s legal representative.
      Further, participation in the Plan may be terminated if all whole shares have been disbursed from your stockholder account and your Plan account, leaving only a fraction of a share.
      Lastly, participation in the Plan may be terminated if we have reason to believe that your continued participation may cause your share ownership to violate our 9.8% charter limit on share ownership or you do not respond to our effort to determine compliance with such requirement.
      We reserve the right to monitor activity in all Plan accounts, and to modify, suspend or terminate participation in the Plan by otherwise eligible holders of our common stock or interested new investors to eliminate practices that are, in our sole discretion, not consistent with the purposes or operation of the Plan, including investment limits per account, or that adversely affect the price of the shares of our common stock or our status as a REIT for tax purposes.
Responsibilities Under the Plan
      We, the Plan Administrator and any agent will not be liable in administering the Plan for any act done in good faith, or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon that participant’s death prior to the receipt of notice in writing of such death. Since we have delegated all responsibility for administering the Plan to the Plan Administrator, we specifically disclaim any responsibility for any of its actions or in actions in connection with the administration of the Plan.
      You should recognize that neither we, the Plan Administrator, nor any agent can assure you of a profit or protect you against a loss on shares purchased under the Plan.
Interpretation and Regulation of the Plan
      We reserve the right to interpret and regulate the Plan.
Limitation of Liability
      The Plan provides that neither we nor the Plan Administrator, nor any independent agent will be liable in administering the Plan for any act done in good faith or any omission to act in good faith in connection with the Plan. This limitation includes, but is not limited to, any claims of liability relating to:

•	The failure to terminate your Plan account upon your death prior to receiving written notice of your death; or

•	The purchase or sale prices reflected in your Plan account or the dates of purchases or sales of shares under the Plan; or

•	Any loss or fluctuation in the market value of our shares after the purchase or sale of shares under the Plan.
      The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.
Other Information

What happens if you sell or transfer all of the shares registered in your name?
      If you dispose of all shares registered in your name and all shares held in your Plan account, and are not shown as a Record Owner on a dividend Record Date, you may be terminated from the Plan as of that date and the termination treated as though a withdrawal notice had been received before the Record Date.

What happens if we declare a stock dividend or a stock split or effect a rights offering?
      Any shares we distribute as a stock dividend on shares (including fractional shares) credited to your account under the Plan, or upon any split of such shares, will be credited to your account. Share dividends or splits distributed on all other shares held by you and registered in your own name will be mailed directly to you. In a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the Plan. Rights applicable to shares credited to your account under the Plan will be sold by the Plan Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of shares on the next investment date.

How will shares held by the Plan Administrator be voted at meetings of stockholders?
      If you are a Record Owner, you will receive a proxy card covering both directly held shares and shares held in the Plan. If you are a Beneficial Owner, you will receive a proxy covering shares held in the Plan through your broker, bank or other nominee. If a proxy is returned properly signed or returned electronically and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed or returned electronically but no voting instructions are given, all of your shares will be voted in accordance with recommendations of our board of directors, unless applicable laws requires otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed or improperly completed, shares registered in your name may be voted only by you in person; neither we nor the Plan Administrator will vote such shares.

What are our responsibilities and the Plan Administrator’s responsibilities under the Plan?
      We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits our liability with respect to alleged violations of federal securities laws.
      We and the Plan Administrator will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

May the Plan be changed or discontinued?
      Yes. We may suspend, terminate or amend the Plan at any time. Notice will be sent to all current Plan participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by us.

      We may appoint a successor administrator or agent in place of the Plan Administrator at any time. You will be promptly informed of any such appointment.
      Any questions of interpretation arising under the Plan will be determined by us, in our sole discretion, and any such determination will be final.

What are the federal income tax consequences of participation in the Plan?
      The following summarizes certain federal income tax considerations to current stockholders who participate in the Plan. New investors and current stockholders should also consult the general discussion under the caption “Certain United States Federal Income Tax Considerations” for a summary of federal income tax considerations related to the ownership of our stock.
      The following summary is based upon an interpretation of current federal tax law. It is important that you consult your own tax advisors to determine particular tax consequences, including state income tax, and non-income tax, such as stock transfer tax, consequences, that vary from state to state and that may result from participation in the Plan and the subsequent disposition of shares of our common stock acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

Dividend Reinvestment Program
      Participants in the Dividend Reinvestment program under the Plan will be treated for federal income tax purposes as having received a distribution in an amount equal to the fair market value on the Investment Date of the shares acquired with reinvested dividends plus brokerage commissions, if any, paid on your behalf. Such shares will have a tax basis equal to the same amount and the holding period for such shares will begin on the day following the Investment Date.
      For federal income tax purposes, the fair market value of shares acquired under the Plan will likely be treated as equal to 100% of the average of the high and low sale prices of shares on the related Investment Date. Such average sales price on that specific date may vary from the market price determined under the Plan for such shares.
      Such distribution will be taxable as ordinary income to the extent of our current or accumulated earnings and profits. To the extent the distribution is in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your shares, and the distribution in excess of your tax basis will be taxable as gain realized from the sale of your shares.

Stock Purchase Program
      The taxation of discounts, if any, associated with optional cash purchases is not entirely clear. You may be treated as having received a dividend distribution in an amount equal to the excess, if any, of the fair market value of the shares acquired for your account on the Investment Date, plus brokerage commissions, if any, over the amount of your Optional Cash Payment. The fair market value on an Investment Date may differ from the Market Price determined under the Plan for such shares. You should be aware that we will treat the entire amount of such excess value as a distribution for tax reporting purposes that is taxable as a dividend. It is possible, however, that such excess should not be treated as a taxable distribution, or if it is, that all or a portion of such distribution should be treated as a tax-free return of capital. Participants are strongly encouraged to consult their own tax advisors in this regard.
      Shares acquired under the Stock Purchase program under the Plan will have a tax basis equal to the amount of the payment plus the dividend income, if any, recognized as a result. Your holding period for shares of our common stock acquired pursuant to the Plan will begin on the day following the Investment Date.
      You will not realize any taxable income upon receipt of certificates for whole shares of our common stock credited to your account, either upon your request for certain of those shares of our common stock or upon your termination of participation in the Plan. You will recognize gain or loss upon the sale or exchange of shares of our common stock acquired under the Plan. You will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to your account. The amount of any such gain or loss will be the difference between the amount that you received for the shares of our common stock or fractional share equivalent and the tax basis thereof.

Why is my taxable income from discounts received under the Plan different from the stated amount of the discount offered by the Plan?
      Under existing tax authorities, taxable income derived from such discounts is based on the fair market value of our shares on the Investment Date. However, when shares for the Plan are purchased from us, rather than in the open market, the Market Price is generally based on the average price at which our shares trade during a specified Pricing Period prior to the Investment Date. This formula often produces a different value for our shares than the price at which our shares actually trade on the Investment Date.
      You should also note that in order to maintain the deductibility of our dividends for tax purposes, our Plan also requires that every investment must be made at a price that is at least equal to 95% of the value of our stock on the Investment Date. If the value of our stock on the Investment Date significantly exceeds the value of our stock determined under the Market Price formula, the price paid under the Plan will be increased to ensure compliance with this tax requirement.

How are income tax withholding provisions applied to you?
      If you fail to provide certain federal income tax certifications in the manner required by law, distributions on shares of our common stock, proceeds from the sale of fractional shares and proceeds from the sale of shares of our common stock held for your account will be subject to federal income tax backup withholding imposed currently at a 28% rate, or such other rate as is then in effect. If withholding is required for any reason, the appropriate amount of tax will be withheld before investment or payment. Certain stockholders, including most corporations, are, however, exempt from the above withholding requirements.
      If you are a foreign stockholder you need to provide the required federal income certifications to establish your status as a foreign stockholder so that the foregoing backup withholding does not to apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. Generally, distributions to a foreign stockholder are subject to federal income tax withholding at 30%, or a lower treaty rate if applicable, but may be as much as 35% for certain types of income. Certain distributions or portions of a distribution to a foreign stockholder may still be subject to federal income tax withholding even when the distribution or that portion of the distribution is not treated as dividend under federal income tax laws. If you are a foreign stockholder whose distributions are subject to federal income tax withholding, the appropriate amount will be withheld and the balance will be credited to your account to purchase shares of our common stock.

Who bears the risk of market fluctuations in shares of our common stock?
      Your investment in shares held in the Plan account is no different from your investment in directly held shares. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to those shares.

Who should be contacted with questions about the Plan?
      All correspondence regarding the Plan should be directed to the Plan Administrator at the address set forth under “Administration”. Please mention Luminent Mortgage Capital, Inc. and this Plan in all correspondence.

How is the Plan interpreted?
      Any question of interpretation arising under the Plan will be determined by us and any such determination will be final. We may adopt additional terms and conditions of the Plan and its operation will be governed by the laws of the State of Maryland.

What are some of your responsibilities under the Plan?
      Shares of our common stock credited to your Plan account are subject to escheat to the state in which you reside in the event that such shares are deemed, under such state’s laws, to have been abandoned by you. You, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to you will be addressed to you at the last address of record that you provide to the Plan Administrator.
      You will have no right to draw checks or drafts against your Plan account or to instruct the Plan Administrator with respect to any shares of our common stock or cash held by the Plan Administrator except as expressly provided in the Plan.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following discussion summarizes the material U.S. federal income tax considerations regarding our qualification and taxation as a REIT and the material U.S. federal income tax consequences resulting from the acquisition, ownership and disposition of our common stock. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor discusses all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to particular types of stockholders that are subject to special tax rules, such as insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations or partnerships, persons who are not citizens or residents of the United States, stockholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position, or stockholders whose functional currency is not the U.S. dollar. This discussion assumes that you will hold our common stock as a “capital asset,” generally property held for investment, under the Code.
      Duane Morris LLP has reviewed the discussion below and is of the opinion that the statements made in this discussion, to the extent such statements summarize the material U.S. federal income tax consequences of the beneficial ownership of shares of our common stock, are correct in all material respects. Duane Morris’s opinion is based on various assumptions, is subject to limitations and is not binding on the IRS or any court. The IRS may challenge the opinion of Duane Morris LLP, and such challenge could be successful.
      This discussion and the opinions of Duane Morris LLP discussed herein are based on current law. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.
      YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSIDERATIONS OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
Recent Tax Legislation
      On October 22, 2004, the President signed into law the American Jobs Creation Act of 2004 (the “Jobs Act”), which amended certain rules relating to REITs. The relevant provisions of the Jobs Act are discussed in this section.

General
      We elected to be taxed as a REIT under the Code commencing with our taxable year ended December 31, 2003. In connection with this offering, we have received the opinion of our legal counsel, Duane Morris LLP, that commencing with our taxable year ended December 31, 2003, we are organized in conformity with the requirements for qualification as a REIT under the Code, and our method of operation enables us to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ended December 31, 2004 and each taxable year thereafter. It must be emphasized that this opinion is not binding on the IRS or any court. The IRS may challenge the opinion of Duane Morris LLP, and such a challenge could be successful. In addition, the opinion of our counsel is based on various assumptions and is conditioned upon certain representations made by us as to factual matters, including factual representations concerning our business and assets as set forth in this prospectus.
      Our qualification and taxation as a REIT depend on our ability to continue to meet, through actual annual operating results, distribution levels, diversity of stock ownership and the various other qualification tests imposed under the Code discussed below, the results of which have not been reviewed by Duane Morris LLP. No assurance can be given that our actual results for any particular taxable year will satisfy these requirements. See “— Failure to Qualify as a REIT.” In addition, our continuing qualification as a REIT depends on future transactions and events that cannot be known at this time.
      So long as we qualify for taxation as a REIT, we generally will be permitted a deduction for dividends we pay to our stockholders. As a result, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay U.S. federal income tax, however, as follows:

•	we will be required to pay tax at regular corporate rates on any undistributed REIT taxable net income, including undistributed net capital gain;

•	we may be required to pay the “alternative minimum tax” on our items of tax preference; and

•	if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property.
      We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction.
      If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements (including that our failure was due to reasonable cause) are met, we will be subject to a tax equal to:

•	the greater of (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below, and (2) the amount by which 95% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by,

•	a fraction intended to reflect our profitability.
      Pursuant to the Jobs Act, commencing with our taxable year beginning on January 1, 2005, if we fail to satisfy any of the REIT asset tests, as described below, by more than a de minimis amount, due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by our net income generated by the nonqualifying assets.
      Pursuant to the Jobs Act, commencing with our taxable year beginning on January 1, 2005, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT other than a violation of the REIT gross income or asset tests described below and the violation is due to reasonable cause, we will retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.
      We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of:

•	85% of our real estate investment trust ordinary income for the year;

•	95% of our real estate investment trust capital gain net income for the year; and

•	any undistributed taxable income from prior periods.
      This distribution requirement is in addition to, and different from the distribution requirements discussed below in the section entitled “— Distributions Generally.”
      If we acquire any asset from a corporation that is or has been taxed as a C corporation under the Code in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the 10-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of:

•	the fair market value of the asset, over

•	our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset.
      A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of gain will apply unless we make an election under Section 1.337(d)-7(c) of the Treasury Regulations to cause the C corporation to recognize all of the gain inherent in the property at the time of our acquisition of the asset.
      Finally, we could be subject to an excise tax if our dealings with any taxable REIT subsidiaries are not at arm’s length.
Requirements for Qualification as a REIT
      The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	that issues transferable shares or transferable certificates to evidence beneficial ownership;

•	that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

•	that is not a financial institution or an insurance company within the meaning of the Code;

•	that is beneficially owned by 100 or more persons;

•	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

•	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.
      The Code provides that all of the first four conditions stated above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

Stock Ownership Tests
      Our stock must be beneficially held by at least 100 persons, which we refer to as the “100 stockholder rule,” and no more than 50% of the value of our stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year, which we refer to as the “5/50 rule.” In determining whether five or fewer individuals hold our shares, certain attribution rules of the Code apply. For purposes of the 5/50 rule, pension trusts and other specific tax-exempt entities generally are treated as individuals, except that certain tax-qualified pension funds are not considered individuals and beneficiaries of such trusts are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of the 5/50 rule. Our charter imposes repurchase provisions and transfer restrictions to avoid having more than 50% of the value of our stock being held by five or fewer individuals. These stock ownership requirements must be satisfied in each taxable year. We are required to solicit information from certain of our record stockholders to verify actual stock ownership levels, and our charter provides for restrictions regarding the transfer of our stock in order to aid in meeting the stock ownership requirements. We will be treated as satisfying the 5/50 rule if we comply with the demand letter and record keeping requirements discussed below, and if we do not know, and by exercising reasonable diligence would not have known, whether we failed to satisfy the 5/50 rule. We anticipate that we will satisfy the stock ownership tests immediately following this offering of our common stock under the plan, and will use reasonable efforts to monitor our stock ownership in order to ensure continued compliance with these tests. If we were to fail either of the stock ownership tests, we would generally be disqualified from REIT status.
      To monitor our compliance with the stock ownership tests, we are required to maintain records regarding the actual ownership of our shares of stock. To do so, we are required to demand written statements each year from the record holders of certain percentages of our shares of stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include our dividends in gross income). A REIT with 2,000 or more record stockholders must demand statements from record holders of 5% or more of its shares, one with fewer than 2,000, but more than 200, record stockholders must demand statements from record holders of 1% or more of its shares, while a REIT with 200 or fewer record stockholders must demand statements from record holders of 0.5% or more of its shares. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A stockholder who fails or refuses to comply with the demand must submit a statement with his or her tax return disclosing the actual ownership of the shares of stock and certain other information.
Income Tests
      We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

•	under the “75% gross income test,” we must derive at least 75% of our gross income, excluding gross income from prohibited transactions, from specified real estate sources, including rental income, interest on obligations secured by mortgages on real property or on interests in real property, gain from the disposition of “qualified real estate assets,” i.e., interests in real property, mortgages secured by real property or interests in real property, and some other assets, and income from certain types of temporary investments; and

•	under the “95% gross income test,” we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (1) the sources of income that satisfy the 75% gross income test, (2) dividends, interest and gain from the sale or disposition of stock or securities, including some interest rate swap and cap agreements, options, futures and forward contracts entered into to hedge variable rate debt incurred to acquire qualified real estate assets or (3) any combination of the foregoing. Amounts from qualified hedges will generally not constitute gross income and therefore will be disregarded for purposes of the 95% gross income test if certain identification and other requirements are satisfied, and will be treated as nonqualifying income for the 95% and 75% gross income tests if such requirements are not satisfied.
      For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for

U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary (in general, a 100%-owned corporate subsidiary of a REIT).
      Any amount includable in our gross income with respect to a regular or residual interest in a REMIC generally also is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date we became committed to make or purchase the mortgage loan, a portion of the interest income, equal to (1) such highest principal amount minus such value, divided by (2) such highest principal amount, generally will not be qualifying income for purposes of the 75% gross income test. However, interest income received with respect to non-REMIC pay-through bonds and pass-through debt instruments, such as collateralized mortgage obligations, or CMOs, will not be qualifying income for this purpose.
      Interest earned by a REIT ordinarily does not qualify as income meeting the 75% or 95% gross income tests if the determination of all or some of the amount of interest depends in any way on the income or profits of any person. Interest will not be disqualified from meeting such tests, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.
      If we are entitled to avail ourselves of certain relief provisions pertaining to the income tests, we will maintain our qualification as a REIT but will be subject to certain penalty taxes as described above. We may not, however, be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.
Asset Tests
      At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature and diversification of our assets:

•	at least 75% of the value of our total assets must be represented by qualified real estate assets, cash, cash items and government securities;

•	not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test;

•	of the investments included in the 25% asset class, the value of any one issuer’s securities may not exceed 5% of the value of our total assets (the “5% Asset Test”), and we generally may not own more than 10% by vote or value of any one issuer’s outstanding securities (the “10% Asset Test”), in each case except with respect to stock of any taxable REIT subsidiaries; and

•	the value of the securities we own in any taxable REIT subsidiaries may not exceed 20% of the value of our total assets.
      Qualified real estate assets include interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the fair market value of the associated real property, regular or residual interests in a REMIC (except that, if less than 95% of the assets of a REMIC consists of “real estate assets” (determined as if we held such assets), we will be treated as holding directly our proportionate share of the assets of such REMIC), and shares of other REITs. Non-REMIC CMOs, however, do not qualify as qualified real estate assets for this purpose.
      A “taxable REIT subsidiary” is any corporation in which we own stock and as to which we and such corporation jointly elect to treat such corporation as a taxable REIT subsidiary. For purposes of the asset tests, we will be deemed to own a proportionate share of the assets of any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which we own an interest, which share is determined by reference to our capital interest in the entity, and will be deemed to own the assets owned by any qualified REIT subsidiary and any other entity that is disregarded for U.S. federal income tax purposes.
      After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our capital interest in any partnership or limited liability company in which we own an interest generally will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company.
      Pursuant to the Jobs Act, commencing with our taxable year beginning on January 1, 2005, if we fail to meet either the 5% Asset Test or the 10% Asset Test, after the 30-day cure period, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000.
      If we are entitled to avail ourselves of certain other relief provisions pertaining to the asset tests, we will maintain our qualification as a REIT, but will be subject to certain penalty taxes as described above. We may not, however, be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.
      We recently announced our intent to securitize mortgage loans and/or mortgage-backed securities. If we securitize mortgage-related assets ourselves on a regular basis (other than through the issuance of non-REMIC CMOs), there is a substantial risk that the securities could be “dealer property” and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. Accordingly, where we intend to sell the securities created by that process, we expect that we will engage in the securitization through one or more taxable REIT subsidiaries that will not be subject to this 100% tax. We also may securitize such mortgage-related assets through the issuance of non-REMIC CMOs, whereby we retain an equity interest in the mortgage-backed assets used as collateral in the securitization transaction. The issuance of any such instruments could result in a portion of our assets being classified as a taxable mortgage pool, which would be treated as a separate corporation for U.S. federal income tax purposes, which in turn could jeopardize our status as a REIT. We intend to structure our securitizations in a manner that would not result in the creation of a taxable mortgage pool.
Annual Distribution Requirements
      To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•	90% of our REIT taxable net income, plus

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the excess of the sum of specified items of our non-cash income items over 5% of REIT taxable net income, as described below.
      For purposes of these distribution requirements, our REIT taxable net income is computed without regard to the dividends paid deduction and net capital gain. In addition, for purposes of this test, the specified items of non-cash income include income attributable to leveled stepped rents, certain original issue discount, certain like-kind exchanges that are later determined to be taxable and income from cancellation of indebtedness. In addition, if we disposed of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation and we did not elect to recognize gain currently in connection with the acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognize on a disposition of the asset within the 10-year period following our acquisition of such asset, to the extent that such gain does not exceed the excess of:

•	the fair market value of the asset on the date we acquired the asset, over

•	our adjusted basis in the asset on the date we acquired the asset.
      Only distributions that qualify for the “dividends paid deduction” available to REITs under the Code are counted in determining whether the distribution requirements are satisfied. We must make these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year, paid on or before the first regular dividend payment following the declaration and we elect on our tax return to have a specified dollar amount of such distributions treated as if paid in the prior year. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year.
      In addition, dividends distributed by us must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class.
      To the extent that we do not distribute all of our net capital gain, or we distribute at least 90%, but less than 100%, of our REIT taxable net income, as adjusted, we will be required to pay tax on this undistributed income at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the January immediately following such year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We intend to make timely distributions sufficient to satisfy the annual distribution requirements.
      Under certain circumstances, we may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.
Failure to Qualify as a REIT
      If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be required to pay taxes, including any applicable alternative minimum tax, on our taxable income in that taxable year at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification.
      Specified cure provisions will be available to us in the event we violate a provision of the Code that would result in our failure to qualify as a REIT. If we are entitled to avail ourselves of certain relief provisions, we will maintain our qualification as a REIT but may be subject to certain penalty taxes as described above. We may not, however, be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.

Taxation of Taxable United States Stockholders
      For purposes of the discussion in this prospectus, the term “United States stockholder” means a beneficial holder of our stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States (as determined for U.S. federal income tax purposes);

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury Regulations provide otherwise;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.
Distributions Generally
      Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will be taxable to United States stockholders as ordinary income. Such REIT dividends generally are ineligible for the new reduced tax rate (with a maximum of 15%) for corporate dividends received by individuals, trusts and estates in years 2003 through 2008. However, such rate may apply to the extent that we make distributions attributable to amounts, if any, we receive as dividends from non-REIT corporations or to the extent that we make distributions attributable to income that was subject to tax at the REIT level. Provided that we qualify as a REIT, dividends paid by us will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations. To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated as a tax-free return of capital to each United States stockholder, and will reduce the adjusted tax basis that each United States stockholder has in our stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder’s adjusted tax basis in our stock will be taxable as capital gain, and will be taxable as long-term capital gain if the stock has been held for more than one year. The calculation of the amount of distributions that are applied against or exceed adjusted tax basis are made on a share-by-share basis. To the extent that we make distributions, if any, that are attributable to excess inclusion income, such amounts may not be offset by net operating losses of a United States stockholder. If we declare a dividend in October, November, or December of any calendar year that is payable to stockholders of record on a specified date in such a month and actually pay the dividend during January of the following calendar year, the dividend is deemed to be paid by us and received by the stockholder on December 31st of the year preceding the year of payment. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.
Capital Gain Distributions
      Distributions designated by us as capital gain dividends will be taxable to United States stockholders as capital gain income. We can designate distributions as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. For tax years prior to 2009, this capital gain income will generally be taxable to non-corporate United States stockholders at a 15% or 25% rate based on the characteristics of the asset we sold that produced the gain. United States stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.
Retention of Net Capital Gains
      We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we were to make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

•	include their proportionate share of our undistributed net capital gains in their taxable income;

•	receive a credit for their proportionate share of the tax paid by us in respect of such net capital gains; and

•	increase the adjusted basis of their stock by the difference between the amount of their share of our undistributed net capital gains and their share of the tax paid by us.
Passive Activity Losses, Investment Interest Limitations and Other Considerations of Holding Our Stock
      Distributions we make, undistributed net capital gain includible in income and gains arising from the sale or exchange of our stock by a United States stockholder will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any “passive losses” against income or gains relating to our stock. Distributions by us, to the extent they do not constitute a return of capital, and undistributed net capital gain includible in our stockholders’ income, generally will be treated as investment income for purposes of computing the investment interest limitation under the Code, provided the proper election is made.
      If we, or a portion of our assets, were to be treated as a taxable mortgage pool, or if we were to acquire REMIC residual interests, our stockholders (other than certain thrift institutions) may not be permitted to offset certain portions of the dividend income they derive from our shares with their current deductions or net operating loss carryovers or carrybacks. The portion of a stockholder’s dividends that will be subject to this limitation will equal the allocable share of our “excess inclusion income.”
Dispositions of Stock
      A United States stockholder that sells or disposes of our stock will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash or the fair market value of any property the stockholder receives on the sale or other disposition and the stockholder’s adjusted tax basis in our stock. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the stockholder has held our stock for more than one year. However, any loss recognized by a United States stockholder upon the sale or other disposition of our stock that the stockholder has held for six months or less will be treated as long-term capital loss to the extent the stockholder received distributions from us that were required to be treated as long-term capital gains. For tax years prior to 2009, capital gain of an individual United States stockholder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital loss is limited.
Information Reporting and Backup Withholding
      We report to our United States stockholders and the IRS the amount of dividends paid during each calendar year, along with the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid and redemption proceeds unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifying as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A United States stockholder can meet this requirement by providing us with a correct, properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability, if any, and otherwise be refundable, provided the proper forms are filed on a timely basis. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status. The backup withholding tax rate currently is 28%.
Taxation of Tax-Exempt Stockholders
      The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of unrelated business taxable income, or UBTI, when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code, i.e., property the acquisition or holding of which is, or is treated as, financed through a borrowing by the tax-exempt United States stockholder, the stock is not otherwise used in an unrelated trade or business, and we do not hold an asset that gives rise to “excess inclusion” income, as defined in Section 860E of the Code, dividend income on our stock and income from the sale of our stock should not be UBTI to a tax-exempt stockholder. However, if we were to hold residual interests in a REMIC, or if we or a pool of our assets were to be treated as a taxable mortgage pool, a portion of the dividends paid to a tax-exempt stockholder may be subject to tax as UBTI. Although we do not believe that we, or any portion of our assets, will be treated as a taxable mortgage pool, we cannot assure you that the IRS might not successfully maintain that such a taxable mortgage pool exists.
      For tax-exempt stockholders that are social clubs, voluntary employees’ beneficiary associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our stock will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our stock. Any prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.
      Notwithstanding the above, however, a substantial portion of the dividends received with respect to our stock may constitute UBTI if we are treated as a “pension-held REIT” and you are a pension trust that:

•	is described in Section 401(a) of the Code; and

•	holds more than 10%, by value, of our equity interests.
      Tax-exempt pension funds that are described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code are referred to below as “qualified trusts.”
      A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•	either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.
      The percentage of any REIT dividends treated as UBTI under these rules is equal to the ratio of:

•	the UBTI earned by the REIT, less directly related expenses, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to

•	the total gross income, less directly related expenses, of the REIT.
      A de minimis exception applies where this percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a pension-held REIT.
U.S. Taxation of Non-United States Stockholders
      The rules governing U.S. federal income taxation of non-United States stockholders are complex and no attempt will be made herein to provide more than a summary of these rules. Beneficial owners of shares of our stock that are not United States stockholders (as such term is defined in the discussion above under the heading entitled “Taxation of Taxable United States Stockholders”) are referred to herein as “non-United States stockholders.”
      PROSPECTIVE NON-UNITED STATES STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR STOCK AND OF OUR

ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING ANY REPORTING REQUIREMENTS.
      Distributions of Operating Income. Distributions to non-United States stockholders that are not attributable to gain from our sale or exchange of U.S. real property interests and that are not designated by us as capital gain dividends or retained capital gains, which we refer to as “ordinary income distributions,” will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will generally be subject to a U.S. tax at the rate of 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), the non-United States stockholder generally will be subject to federal income tax at graduated rates in the same manner as United States stockholders are taxed with respect to those distributions, and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation, unless a treaty reduces or eliminates these taxes.
      We are required and expect to withhold U.S. tax at the rate of 30% on the gross amount of any ordinary income distributions made to a non-United States stockholder unless:

•	a lower treaty rate applies and any required form, for example IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us; or

•	the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.
      Any portion of a dividend paid to a non-United States stockholder that is treated as “excess inclusion” income, as defined in Section 860E of the Code, will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.
      Distributions in excess of our current and accumulated earnings and profits that are not treated as attributable to the gain from our disposition of a U.S. real property interest will not be taxable to non-United States stockholders to the extent that these distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of that stock. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder’s stock, these distributions will give rise to U.S. tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution may be in excess of our current and accumulated earnings and profits, the entire amount of any ordinary income distribution normally will be subject to withholding at the same rate as a dividend. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits if our stock is a U.S. real property interest because we are not a domestically controlled REIT, as discussed below. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any ordinary income distribution, to the extent that we do not do so, any portion of an ordinary income distribution not subject to withholding at a rate of 30% may be subject to withholding at a rate of 10%. However, all U.S. taxes withheld by us on behalf of a non-United States stockholder are creditable against such stockholder’s U.S. tax liability, if any, and any excess tax withheld is refundable by the IRS to the extent the distribution is subsequently determined to be in excess of the stockholder’s share of our current and accumulated earnings and profits and the proper forms are filed with the IRS by the stockholder on a timely basis.
      Capital Gain Distributions. Distributions attributable to our capital gains that are not attributable to gain from the sale or exchange of a U.S. real property interest generally will not be subject to income taxation, unless (1) investment in our stock is effectively connected with the non-United States stockholder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain (and a corporate non-United States stockholder may also be subject to the 30% U.S. branch profits tax), or (2) the non-United

States stockholder is a non-resident alien individual who is present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s net capital gains.
      For any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a U.S. real property interest, which includes some interests in real property, but generally does not include an interest solely as a creditor in mortgage loans or mortgage-backed securities, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a non-United States stockholder as if that gain were effectively connected with the stockholder’s conduct of a U.S. trade or business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to United States stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% U.S. branch profits tax in the hands of a non-U.S. corporate stockholder. We are required to withhold 35% of any distribution paid to a non-United States stockholder that we designate (or, if greater, the amount that we could designate) as a capital gain dividend. The amount withheld is creditable against the non-United States stockholder’s U.S. tax liability, provided the proper forms are filed with the IRS by the stockholder on a timely basis.
      Pursuant to the Jobs Act, any capital gain dividend with respect to any class of stock that is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax, if the non-United States stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead, any such capital gain dividend will be treated as an ordinary dividend distribution generally subject to withholding at a rate of 30% unless otherwise reduced or eliminated by an applicable income tax treaty.
      Gains on the Sale of Our Stock. Gains recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States stockholders. Because our stock is publicly traded/widely held, we cannot assure our investors that we are or will remain a domestically controlled REIT. Even if we are not a domestically controlled REIT, however, a non-United States stockholder that owns, actually or constructively, 5% or less of our stock throughout a specified testing period will not recognize taxable gain on the sale of our stock under FIRPTA as long as our shares are regularly traded on the New York Stock Exchange or another established securities market.
      If gain from the sale of our stock were subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to that gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% U.S. branch profits tax in the case of non-U.S. corporations. In addition, the purchaser of the stock could be required to withhold 10% of the purchase price under FIRPTA and remit such amount to the IRS on behalf of the non-United States stockholder.
      Gains not subject to FIRPTA will be taxable to a non-United States stockholder if either (1) the non-United States stockholder’s investment in our stock is effectively connected with the conduct of a trade or business in the U.S. by the non-United States stockholder (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to that gain; or (2) the non-United States stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains.

Information Reporting and Backup Withholding for Non-United States Stockholders
      If the proceeds of a disposition of our stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding (currently at a rate of 28%) unless the disposing non-United States stockholder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of our stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a foreign person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership or (4) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (a) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a foreign stockholder, and (b) information reporting will not apply if the non-United States stockholder satisfies certification requirements regarding its status as a foreign stockholder. Other information reporting rules apply to non-United States stockholders, and prospective non-United States stockholders should consult their own tax advisors regarding these requirements.
Possible Legislative or Other Action Affecting Tax Consequences
      You should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could affect the tax consequences of an investment in us.
State, Local and Foreign Taxation
      We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, a stockholder’s state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local and foreign tax laws on an investment in our stock.
ERISA INVESTORS
      Because our common stock will qualify as a “publicly offered security,” employee benefit plans and individual retirement accounts may purchase shares of our common stock and treat such shares, and not the underlying assets, as plan assets. Fiduciaries of ERISA plans should consider (i) whether an investment in our common stock satisfies ERISA diversification requirements, (ii) whether the investment is in accordance with the ERISA plans’ governing instruments and (iii) whether the investment is prudent.
USE OF PROCEEDS
      We do not know either the number of shares of our common stock that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. We will receive proceeds from the purchase of shares of our common stock through the Plan only to the extent that such purchases are made directly from us and not from open market purchases by the Plan Administrator. We intend to use the net proceeds from the sale of such shares of our common stock for the purchase of additional real estate loans and securities and for other general corporate purposes.
PLAN OF DISTRIBUTION
      Except to the extent that the Plan Administrator purchases our common stock in open market transactions, shares of our common stock acquired under the Plan will be sold directly by us through the Plan. We may sell our common stock to owners of shares, including brokers or dealers, who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to waivers granted with respect to the Stock Purchase program of the Plan, may be resold in market transactions, including coverage of short positions, on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock is currently listed on the NYSE under the symbol “LUM.”
      Under certain circumstances, it is expected that a portion of the shares of our common stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to us for shares of our common stock acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.
      Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions to benefit from the discount from the Market Price of our common stock acquired through the reinvestment of dividends under the Plan.
      We will pay any and all brokerage trading fees and related expenses incurred in connection with purchases of our common stock under the Plan. Upon withdrawal by a participant from the Plan by the sale of our common stock held under the Plan, the participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator if such resale is made by the Plan Administrator at the request of a participant, any related brokerage trading fees and any applicable transfer taxes.
      Our common stock may not be available under the Plan in all jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The following documents filed with the Securities and Exchange Commission (the “SEC”) by us are hereby incorporated in and made a part of this Prospectus by reference:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2004;

(b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

(c) Our Current Reports on Form 8-K dated February 3, 2005, February 8, 2005, March 14, 2005, March 31, 2005, April 1, 2005 and May 10, 2005; and

(d) The description of our common stock set forth in our Form 8-A Registration Statement filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
      All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, on request, a copy of any or all documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein. Requests should be directed to:

Christopher J. Zyda
Chief Financial Officer
Luminent Mortgage Capital, Inc.
909 Montgomery Street, Suite 500
San Francisco, California 94133
(415) 486-2110
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at “http://www.sec.gov.”
      We have filed with the SEC in Washington, D.C. a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act with respect to the securities covered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed or incorporated as a part thereof. Statements contained herein concerning the provisions of documents filed with, or incorporated by reference in, the Registration Statement as exhibits are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the SEC. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above or at the worldwide web site maintained by the SEC described above.
LEGAL OPINIONS
      The validity of our common stock offered and certain legal matters have been passed upon by Venable LLP, Baltimore, Maryland. Certain tax matters have been passed on by Duane Morris LLP, Philadelphia, Pennsylvania.
EXPERTS
      The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

GLOSSARY
      “Beneficial Owners” are stockholders who beneficially own shares of our stock that are registered in a name other than their own, for example, in the name of a bank, broker or other nominee.
      “Business day” means any day other than Saturday, Sunday or legal holiday on which the New York Stock Exchange or another applicable securities exchange is closed or a day on which Luminent Mortgage Capital, Inc. or the Plan Administrator is authorized or obligated by law to close.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Common stock” means Luminent Mortgage Capital, Inc. ’s common stock par value $.001 per share.
      “Company”, “we”, “us” or “our” means Luminent Mortgage Capital, Inc., a Maryland corporation.
      “Company Stock” or “Company’s Stock” means Luminent Mortgage Capital, Inc.’s common stock and any other classes of equity securities outstanding from time to time, collectively.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      “Investment Date” means, with respect to our common stock acquired pursuant to a dividend reinvestment, in the case of shares acquired directly from us, the dividend payment date authorized by our Board of Directors or, in the case of open market purchases, some day or days generally between the 21st day of the month and the next 10 business days thereafter, as market conditions permit; and with respect to our common stock acquired pursuant to an Optional Cash Payment, in the case of shares acquired directly from us, on or about the 21st day of each month; or in the case of open market purchases, some day or days generally between the 21st of a month and the next 10 business days thereafter, as market conditions permit. For Optional Cash Payments in excess of $10,000 for which a waiver has been granted, the Investment Date will generally be one business day after the Pricing Period or such day or days between one business day after the Pricing Period and the next 10 business days thereafter as market conditions permit. For Optional Cash Payments, we may designate other Investment Dates for any month, in our sole discretion.
      “IRS” means the Internal Revenue Service.
      “Market Price” means, with respect to reinvested dividends and Optional Cash Payments of not less than $100 up to a maximum of $10,000 for shares acquired directly from us, the average high and low sales prices, computed to four decimal places, of our common stock on the NYSE or another applicable securities exchange, as reported in The Wall Street Journal, on the Investment Date. With respect to Optional Cash Payments in excess of $10,000 for which a waiver has been granted, the average daily high and low sales price, computed to four decimal places of our common stock or the NYSE or other applicable securities exchange, as reported in the Wall Street Journal, during the Pricing Period, generally the 10 days, on which the NYSE or another applicable securities exchange is open and for which trades in our common stock are reported immediately preceding the relevant Investment Date, or, if no trading occurs in our common stock on one or more of such days, for generally the 10 days immediately preceding the Investment Date for which trades are reported. With respect to reinvested dividends and Optional Cash Payments for shares to be acquired on the open market, Market Price means the weighted average of the actual prices paid, net of brokerage commissions, if any, computed to four decimal places, for all of our common stock purchased by the Plan Administrator with all participants’ reinvested dividends and Optional Cash Payments for the related month.
      “Minimum Price” means 95% of the sum of the fair market value of our common stock on the Investment Date plus brokerage commissions, if any, paid on your behalf.
      “NYSE” means the New York Stock Exchange.
      “Optional Cash Discount” means the discount from the Market Price applicable to Optional Cash Payments. Such discount will vary between 0% and 5% of the Market Price (based on a variety of potential considerations and may vary from month to month.)

      “Optional Cash Payment Due Date” means one business day before the Investment Date for Optional Cash Payments of not less than $100 up to a maximum of $10,000 and one business day before the relevant Pricing Period for Optional Cash Payments in excess of $10,000 for which a waiver has been granted.
      “Participant” means a record owner of our common stock, the beneficial owner of our common stock whose bank, broker or other nominee participates on the beneficial owner’s behalf, or a new investor who wishes to participate in the Plan upon making an initial investment in our common stock.
      “Plan” means the Luminent Mortgage Capital, Inc. Direct Stock Purchase and Dividend Reinvestment Plan.
      “Plan Administrator” means a plan administrator that administers the Plan, keeps records, sends statements of account to each Participant, and performs other duties related to the Plan. Mellon Bank N.A. currently serves as plan administrator of the Plan.
      “Plan Shares” are all shares of our common stock held in a participant’s account under the Plan, including shares purchased through the Stock Purchase program and all whole and fractional shares credited to a participant’s Plan account as the result of reinvestment of dividends on shares of our common stock enrolled in the Dividend Reinvestment program.
      “Pricing Period” is the period generally encompassing the 10 days, which time period may vary as determined by us in our sole discretion, during which our common stock is traded on the NYSE or other securities exchange preceding the relevant Optional Cash Payment Investment Date for Optional Cash Payments in excess of $10,000 for which a waiver has been granted.
      “Record Date” means, with respect to reinvestments of dividends, the date set by our board of directors for determination of the ownership of our common stock entitled to payment of such dividends.
      “Record Owner” refers to stockholders who own shares of our common stock in their own names.
      “Request for Waiver” means a written request from a Participant, that we waive the $10,000 Optional Cash Payment limitation and allow the Participant to make Optional Cash Payments in excess of $10,000.
      “SEC” means the Securities and Exchange Commission.
      “Securities Act” means the Securities Act of 1933, as amended.
      “Threshold Price” means the minimum price, if any, established by us that the average high and low prices of our common stock must equal or exceed during each day of the Pricing Period for Optional Cash Payments made pursuant to Requests for Waivers.

          No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by us. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs of since the date hereof. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offering in such jurisdiction.
          This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission, and to which portions reference is hereby made for further information with respect to us and the securities offered hereby. The Registration Statement may be inspected without charge by anyone at the office of the Commission, 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of it may be obtained from the Commission at its principal office, 100 F Street, N.E., Washington, D.C. 20549, upon the payment of fees prescribed by it.

LUMINENT MORTGAGE
CAPITAL, INC.
DIRECT STOCK PURCHASE
AND
DIVIDEND REINVESTMENT PLAN
7,000,000 Shares
of
Common Stock

PROSPECTUS

June 29, 2005